Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS THIRD QUARTER 2014 RESULTS

London, England, October 29, 2014 – Noble Corporation plc (NYSE: NE) today reported third quarter 2014 net income from continuing operations of $147 million, or $0.57 per diluted share, compared to $140 million, or $0.54 per diluted share, for the second quarter of 2014. For the third quarter of 2013, net income from continuing operations totaled $165 million, or $0.64 per diluted share. Results for the third quarter of 2013 included a net pre-tax gain of $63 million, or $0.24 per diluted share, resulting from the sale of a jackup rig and a settlement related to the Company’s acquisition of Frontier Drilling in 2010, partially offset by an impairment charge taken on two submersibles that were subsequently sold during the first quarter of 2014. Revenues from continuing operations for the third quarter of 2014 were $829 million compared to $804 million in the second quarter of 2014 and $641 million in the third quarter of 2013. On August 1, 2014, Noble Corporation plc completed the spin-off of Paragon Offshore (NYSE: PGN). The results of Paragon Offshore and incremental spin-off related costs are classified as discontinued operations for the periods reported.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc noted, “During the third quarter, we commenced operations on two newbuild additions to the Noble fleet – the ultra-deepwater drillship Noble Sam Croft in the U.S. Gulf of Mexico and the high-specification jackup Noble Sam Turner in the North Sea. Combined, the two rigs added more than $50 million to quarterly revenues during the limited time they were working, contributing to the 4 percent growth in contract drilling services revenues when compared to the second quarter. The revenue improvement was partially offset by an increase in unplanned downtime and idle days in the fleet. However, our contract drilling operating margin held steady at 52 percent. Protecting our margins has our full focus and we have taken additional steps to control operating costs in the current industry environment.

“The third quarter also saw the delivery from Hyundai Heavy Industries of our final ultra-deepwater drillship ordered, the Noble Tom Madden. The rig is currently in transit to the U.S. Gulf of Mexico where it will commence a three-year contract in mid-December at a dayrate of $632,000, including mobilization revenues. Our 2014 planned newbuild deliveries, which total six units, will conclude with the expected delivery of the high-specification jackup Noble Sam Hartley this month, leaving one final newbuild project, the high-specification jackup Noble Lloyd Noble, with a planned delivery in mid-2016.”

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Contract drilling services revenues for the third quarter of 2014 were $810 million, or 4 percent better than revenues of $779 million reported during the second quarter of the year. The increase in revenues was due in part to the commencement of operations on the drillship Noble Sam Croft and the jackup Noble Sam Turner, in addition to increased operating days on the semisubmersibles Noble Dave Beard and Noble Paul Romano. Partially offsetting these improvements was an increase in idle time on the semisubmersibles Noble Paul Wolff, Noble Max Smith and Noble Danny Adkins. Fleet utilization in the third quarter was essentially flat with the second quarter at 85 percent, as were average daily revenues, which increased slightly in the third quarter to $346,700 compared to the second quarter average of $346,500, primarily reflecting the addition of newbuild assets. Contract drilling services operating costs increased 4 percent during the third quarter to $386 million compared to $371 million in the second quarter of 2014. Higher costs associated with the addition of new rigs were partially offset by reduced mobilization costs.

Net cash from operating activities was $342 million in the third quarter of 2014, resulting in cash from operating activities through September 30, 2014 of $1.4 billion. Capital expenditures in the third quarter totaled $531 million, including $368 million related to the Company’s fleet expansion program. As of September 30, 2014, approximately $703 million in capital expenditures are still required to complete the Company’s final newbuild projects.

Debt as a percentage of total capitalization at September 30, 2014 was 37 percent, compared to 39 percent at June 30, 2014. Liquidity, defined as cash and cash equivalents plus availability under revolving credit facilities, was $2.0 billion at September 30, 2014 compared to $772 million at June 30, 2014. The decrease in debt as a percent of total capitalization and the increase in liquidity relate primarily to the $1.7 billion of net proceeds received from Paragon Offshore (NYSE: PGN) to settle intercompany debt prior to the Company’s spin-off of Paragon Offshore on August 1, 2014. Also, during the third quarter, the Company repurchased approximately 2 million of its ordinary shares under its previously approved authorization. The shares were repurchased at an average price per share of $26.22. At September 30, 2014, the number of shares outstanding and trading were 252.3 million and approximately 4.8 million shares remained available under the previously approved repurchase authorization.

Operating Highlights

The Company’s total contract backlog at September 30, 2014 was an estimated $10.6 billion compared to $11.1 billion at June 30, 2014. During the third quarter, the Company secured new contracts on two semisubmersibles, the Noble Danny Adkins and Noble Jim Thompson, adding an estimated $173 million to backlog. Utilization of the Company’s floating rig fleet (semisubmersibles and drillships) decreased to 80 percent in the third quarter of 2014 from 84 percent in the second quarter. The lower utilization was due, in part, to an increase in shipyard days on the semisubmersible Noble Amos Runner, higher idle days on the Noble Paul Wolff and Noble Max Smith and increased repair days on the drillship Noble Globetrotter I. The Noble Amos Runner, operating in the U.S. Gulf of Mexico, is expected to complete a maintenance project, including a five-year regulatory survey in early-November and return to its current contract. The rig is expected to remain under contract into November 2015. The Noble Paul Wolff and Noble Max Smith completed contracts offshore Brazil in April and August of 2014, respectively. Both rigs completed mobilization to Southeast Asia in October. The Noble Paul Wolff will commence a maintenance program, including a five-year regulatory inspection, while the Noble Max Smith will be available for contract opportunities in the Eastern Hemisphere. The drillship Noble Globetrotter I incurred 42 days of unpaid downtime to complete repairs. The rig returned to full operating dayrate on October 1, 2014. Average daily revenues in the floating rig fleet were $459,500 in the third quarter of 2014, an improvement of approximately 2 percent compared to $452,600 in the second quarter, primarily due to the commencement of operations on the Noble Sam Croft in the U.S. Gulf of Mexico.

Third quarter 2014 utilization of the Company’s jackup rig fleet was 91 percent compared to 87 percent utilization achieved during the second quarter. The improvement was largely due to an increase in operating days on the Noble Charles Copeland and the Noble Scott Marks, both operating in the Middle East. Average daily revenues during the third quarter improved to $182,100 from $178,300 during the second quarter, mainly due to the commencement of operations on the Noble Sam Turner.

At the end of the third quarter of 2014, 79 percent of the Company’s available rig operating days were committed for the remainder of 2014, including 74 percent of floating rig days and 86 percent of jackup rig days. For 2015, an estimated 72 percent of available rig operating days are committed, consisting of 69 percent and 77 percent of floating rigs and jackup rig days, respectively

Outlook

Williams closed by stating, “Four years ago we set out to transform the Noble fleet and we have achieved our goal. The spin-off of the standard capability fleet is complete and our newbuild construction program, which at one point totaled 14 projects, is near an end. Today, our fleet is among the youngest, most modern and technically advanced in the offshore drilling industry, with a significant backlog providing attractive contract coverage through 2015 and a customer base that reflects increased diversification. Our geographic presence is expanding as we reposition rigs, such as the deepwater semisubmersibles Noble Paul Wolff and Noble Max Smith, into regions with opportunities that we believe better match the technical features of these assets. At the same time, we possess a premier fleet in the prolific U.S. Gulf of Mexico, with eight ultra-deepwater, dynamically positioned drillships and semisubmersibles in the region.

“We believe the long-term fundamentals support the recovery of the offshore industry, leading to greater exploration and field development activities in the future, especially for the industry’s premium rigs. Our decision to seek shareholder approval for the repurchase of up to 37,000,000, or approximately 15 percent, of Noble’s outstanding ordinary shares, is a signal of our belief in the positive long-term outlook for offshore drilling and the improved competitive position that Noble now enjoys in our industry. Separately, we will pursue the development of an MLP, subject to market conditions and final board approval, because of the flexibility this provides as we consider cash allocation strategies which should create value for our shareholders and place Noble in a stronger competitive position.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 35 offshore drilling units, consisting of 20 semisubmersibles and drillships and 15 jackups, focused largely on ultra-deepwater and high-specification jack-up drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com

Forward-looking Disclosure Statement

Statements regarding contract backlog, earnings, costs, revenue, rig demand, fleet condition or performance, shareholder value, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, capital allocation strategies, competitive position, development of an MLP, the increase in the Company’s share repurchase authority, the timing and number of shares to be repurchased under such authority, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its third quarter 2014 results on Thursday, October 30, 2014, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 88253410, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, October 30, 2014, beginning at 12:00 p.m. U.S. Central Daylight Time, through Thursday, November 13, 2014, ending at 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 88253410. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors: Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed, Director of Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating revenues
Contract drilling services	$810,200	$623,168	$2,360,205	$1,750,627
Reimbursables	18,595	17,319	67,558	45,416
Labor contract drilling services	—	26	—	17,000
Other	1	—	1	11

	828,796	640,513	2,427,764	1,813,054

Operating costs and expenses
Contract drilling services	385,674	283,429	1,109,456	836,825
Reimbursables	13,641	14,812	52,877	36,686
Labor contract drilling services	—	2,084	—	10,966
Depreciation and amortization	161,246	129,843	460,306	370,402
General and administrative	24,602	33,776	77,319	86,196
Loss on impairment	—	3,585	—	3,585
Gain on disposal of assets, net	—	(35,646)	—	(35,646)
Gain on contract settlements/extinguishments, net	—	(30,618)	—	(30,618)

	585,163	401,265	1,699,958	1,278,396

Operating income	243,633	239,248	727,806	534,658
Other income (expense)
Interest expense, net of amount capitalized	(37,751)	(23,149)	(114,494)	(75,115)
Interest income and other, net	2,760	1,522	131	2,231

Income before income taxes	208,642	217,621	613,443	461,774
Income tax provision	(40,782)	(33,852)	(110,625)	(74,341)

Net income from continuing operations	167,860	183,769	502,818	387,433
Net income (loss) from discontinued operations, net of tax	(20,214)	116,690	175,532	274,065

Net income	147,646	300,459	678,350	661,498
Net income attributable to noncontrolling interests	(20,471)	(18,502)	(60,290)	(52,861)

Net income attributable to Noble Corporation	$127,175	$281,957	$618,060	$608,637

Per share data:
Basic
Income from continuing operations	$0.57	$0.64	$1.71	$1.30
Income (loss) from discontinued operations	(0.08)	0.46	0.68	1.07

Net income attributable to Noble Corporation	$0.49	$1.10	$2.39	$2.37

Diluted
Income from continuing operations	$0.57	$0.64	$1.71	$1.30
Income (loss) from discontinued operations	(0.08)	0.46	0.68	1.07

Net income attributable to Noble Corporation	$0.49	$1.10	$2.39	$2.37

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$68,354	$114,458
Accounts receivable	610,134	949,069
Prepaid expenses and other current assets	352,557	327,408

Total current assets	1,031,045	1,390,935

Property and equipment, at cost	15,304,758	19,198,767
Accumulated depreciation	(2,671,092)	(4,640,677)

Property and equipment, net	12,633,666	14,558,090

Other assets	285,486	268,932

Total assets	$13,950,197	$16,217,957

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$267,811	$347,214
Accrued payroll and related costs	102,533	151,161
Dividends payable	—	128,249
Other current liabilities	285,666	425,291

Total current liabilities	656,010	1,051,915

Long-term debt	4,737,081	5,556,251
Deferred income taxes	165,750	225,455
Other liabilities	289,637	334,308

Total liabilities	5,848,478	7,167,929

Commitments and contingencies
Equity
Total shareholders’ equity	7,378,323	8,322,583
Noncontrolling interests	723,396	727,445

Total equity	8,101,719	9,050,028

Total liabilities and equity	$13,950,197	$16,217,957

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities
Net income	$678,350	$661,498
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	696,380	642,456
Other changes in operating activities (1)	(1,294)	(142,300)

Net cash from operating activities	1,373,436	1,161,654

Cash flows from investing activities
New construction	(1,204,283)	(1,021,780)
Other capital expenditures	(504,634)	(610,495)
Capitalized interest	(38,578)	(92,452)
Other investing activities	(52,466)	(5,946)

Net cash from investing activities	(1,799,961)	(1,730,673)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	(569,489)	973,055
Dividend payments	(290,643)	(130,787)
Dividends paid to noncontrolling interests	(64,339)	(69,728)
Repayment of long-term debt	(250,000)	(300,000)
Long-term borrowings of Paragon Offshore, net	1,710,736	—
Cash balances of Paragon Offshore in spin-off	(104,152)	—
Other financing activities	(51,692)	(7,243)

Net cash from financing activities	380,421	465,297

Net change in cash and cash equivalents	(46,104)	(103,722)
Cash and cash equivalents, beginning of period	114,458	282,092

Cash and cash equivalents, end of period	$68,354	$178,370

(1)	Other changes in operating activities for 2014 reflect the effect of net assets of Paragon Offshore that were distributed to shareholders.

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended September 30,						Three Months Ended June 30,
	2014			2013			2014
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$810,200	$—	$810,200	$623,168	$—	$623,168	$779,368	$—	$779,368
Reimbursables	18,514	81	18,595	17,319	—	17,319	22,243	2,170	24,413
Labor contract drilling services	—	—	—	—	26	26	—	—	—
Other	1	—	1	—	—	—	—	—	—

	828,715	81	828,796	640,487	26	640,513	801,611	2,170	803,781

Operating costs and expenses
Contract drilling services	385,674	—	385,674	283,429	—	283,429	370,902	—	370,902
Reimbursables	12,979	662	13,641	14,812	—	14,812	17,097	635	17,732
Labor contract drilling services	—	—	—	—	2,084	2,084	—	—	—
Depreciation and amortization	156,213	5,033	161,246	125,855	3,988	129,843	148,324	4,538	152,862
General and administrative	24,552	50	24,602	33,344	432	33,776	26,846	234	27,080
Loss on impairment	—	—	—	3,585	—	3,585	—	—	—
Gain on disposal of assets, net	—	—	—	(35,646)	—	(35,646)	—	—	—
Gain on contract settlements/extinguishments, net	—	—	—	(30,618)	—	(30,618)	—	—	—

	579,418	5,745	585,163	394,761	6,504	401,265	563,169	5,407	568,576

Operating income	$249,297	$(5,664)	$243,633	$245,726	$(6,478)	$239,248	$238,442	$(3,237)	$235,205

Operating statistics
Jackups:
Average Rig Utilization	91%			98%			87%
Operating Days	951			723			870
Average Dayrate	$182,128			$138,392			$178,259
Semisubmersibles:
Average Rig Utilization	67%			82%			74%
Operating Days	674			828			742
Average Dayrate	$435,782			$403,114			$424,199
Drillships:
Average Rig Utilization	100%			100%			100%
Operating Days	712			426			637
Average Dayrate	$482,053			$444,445			$485,686
Submersibles:
Average Rig Utilization	N/A			0%			N/A
Operating Days	N/A			—			N/A
Average Dayrate	N/A			$—			N/A
Total:
Average Rig Utilization	85%			84%			85%
Operating Days	2,337			1,977			2,249
Average Dayrate	$346,699			$315,257			$346,494

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Numerator:
Basic
Income from continuing operations	$147,389	$165,267	$442,528	$334,572
Earnings allocated to unvested share-based payment awards	(2,286)	(1,989)	(7,053)	(3,953)

Income from continuing operations to common shareholders	$145,103	$163,278	$435,475	$330,619

Income (loss) from discontinued operations	$(20,214)	$116,690	$175,532	$274,065
Earnings allocated to unvested share-based payment awards	314	(1,404)	(2,798)	(3,238)

Income (loss) from discontinued operations, net of tax to common shareholders	$(19,900)	$115,286	$172,734	$270,827

Net income attributable to Noble Corporation	$127,175	$281,957	$618,060	$608,637
Earnings allocated to unvested share-based payment awards	(1,972)	(3,393)	(9,851)	(7,191)

Net income attributable to Noble Corporation to common shareholders	$125,203	$278,564	$608,209	$601,446

Diluted
Income from continuing operations	$147,389	$165,267	$442,528	$334,572
Earnings allocated to unvested share-based payment awards	(2,285)	(1,987)	(7,050)	(3,949)

Income from continuing operations to common shareholders	$145,104	$163,280	$435,478	$330,623

Income (loss) from discontinued operations	$(20,214)	$116,690	$175,532	$274,065
Earnings allocated to unvested share-based payment awards	313	(1,403)	(2,796)	(3,235)

Income (loss) from discontinued operations, net of tax to common shareholders	$(19,901)	$115,287	$172,736	$270,830

Net income attributable to Noble Corporation	$127,175	$281,957	$618,060	$608,637
Earnings allocated to unvested share-based payment awards	(1,972)	(3,390)	(9,846)	(7,184)

Net income attributable to Noble Corporation to common shareholders	$125,203	$278,567	$608,214	$601,453

Denominator:
Weighted average shares outstanding—basic	253,842	253,357	254,006	253,242
Incremental shares issuable from assumed exercise of stock options	107	261	114	265

Weighted average shares outstanding—diluted	253,949	253,618	254,120	253,507

Weighted average unvested share-based payment awards	3,999	3,086	4,114	3,028

Earnings per share
Basic
Continuing operations	$0.57	$0.64	$1.71	$1.30
Discontinued operations	(0.08)	0.46	0.68	1.07

Net income attributable to Noble Corporation	$0.49	$1.10	$2.39	$2.37

Diluted
Continuing operations	$0.57	$0.64	$1.71	$1.30
Discontinued operations	(0.08)	0.46	0.68	1.07

Net income attributable to Noble Corporation	$0.49	$1.10	$2.39	$2.37